                                 EXHIBIT 99.1

           PURCHASE AGREEMENT AMONG MYCOGEN, AGRIGENETICS, INC. AND
             DELTA AND PINE LAND COMPANY, DATED FEBRUARY 15, 1995

                              PURCHASE AGREEMENT

This Purchase Agreement dated as of February 15, 1995, is made and entered into by and between Mycogen Corporation ("Mycogen") and its subsidiary Agrigenetics, Inc. doing business as Mycogen Plant Sciences ("MPS"), and Delta and Pine Land Company ("DPL").
Mycogen and MPS desire to purchase DPL's corn and sorghum business for the benefit of MPS and DPL desires to sell such business to MPS. The parties contemplate consummating such a transaction in three components. One component involves the exchange of certain facilities located in Lubbock, Texas owned by MPS for certain facilities located in Plainview and Dumas, Texas owned by DPL. Another component involves the acquisition by MPS of DPL's planting and foundation seed germplasm and contracts associated with DPL's corn and sorghum business. The final component involves an arrangement for the sale of DPL's current corn and sorghum inventories.
NOW, THEREFORE, the parties hereby agree as follows:

                                   ARTICLE I

                            EXCHANGE OF FACILITIES

1.1   EXCHANGE OF PROPERTY. MPS and DPL hereby agree that on June 30, 1995
     (the "Property Closing Date"), MPS and DPL, subject to the terms and conditions set forth under this Article I, will consummate the exchange of the following properties (the "Exchange"):

     (i) MPS will convey to DPL, MPS's facilities and, except as set forth on Schedule 1.1A, all fixed assets located at and used predominantly in connection with the operation of such facilities located at 624 27th Street and 6201 Southeast Loop #289, Lubbock, Texas (the "MPS Property"); and

     (ii) DPL will convey to MPS, DPL's facilities and, except as set forth on Schedule 1.1B, all fixed assets located at and used predominantly in connection with the operation of such facilities located at 3600 North Columbia Street, Plainview, Texas, and Highway 152, Dumas, Texas (the "DPL Property").

     Each party will keep their own rolling stock and, as to be agreed upon by the parties, certain portable assets (such as furniture, computers, supplies, etc.). Each party will be responsible for removing all of their own rolling stock and agreed-upon portable assets from their facilities on or before the Property Closing Date.

1.2 OPERATION OF PROPERTIES PRIOR TO THE EXCHANGE. Prior to the Property Closing Date, each party will continue to operate its own facilities at its own cost.

1.3   MISCELLANEOUS COSTS.

      (a) Each party will pay the cost of recording the warranty deed to the property being acquired by such party.

      (b) Each party will pay (i) the cost of preparing its warranty deed to be delivered to the other party and any documentary transfer tax on its warranty deed, and (ii) the cost of an ALTA policy of title insurance as described in Section 1.4(b) hereof.

      (c) Any other costs to effect the Exchange will be apportioned in a manner that is customary in the county where each of the MPS Property and the DPL Property, respectively, are located.


                                 EXHIBIT 99.1

1.4 CONDITIONS OF CLOSING. On the Property Closing Date, MPS (with respect to the MPS Property) and DPL (with respect to the DPL Property) will deliver to the other party the following items, which must be satisfied to effect the Exchange:

     (a) Subject to any exceptions and limitations set forth in the title insurance policy accepted by the acquiring party in accordance with
           Section 1.4(b) and (c), a warranty deed conveying title to such property to the acquiring party.

     (b) An ALTA standard policy of title insurance issued by a nationally recognized title company with liability in the amount of the value of the property as reflected in the financial records of MPS or, as the case may be, DPL showing title to such property as set forth in
           Section 1.1 above, subject only to:

           (i) Nondelinquent real property taxes, assessments, and improvement bonds;

          (ii) Utility, drainage and slope easements affecting such property that may be approved by the acquiring party in accordance with Section 1.4(c) below;

         (iii) Such liens, licenses, easements, encumbrances, covenants, conditions and restrictions and other matters of record that may be approved by the acquiring party in accordance with Section 1.4(c) below; and

          (iv) A reservation of the mineral estate under such property so long as such reservation shall not include the right to use the surface of such property or the upper 500 feet of the land lying below the surface thereof; and

           (v) Any other similar exceptions to title that do not interfere with the operation of the MPS Property and the DPL Property, respectively, as currently conducted.

     (c) As soon as possible after the date of this Agreement, MPS (with respect to the MPS Property) and DPL (with respect to the DPL Property) will deliver to the other party the following items:

           (i) A standard preliminary title commitment for a dollar amount equal to the book value of such property as reflected on the financial records of MPS and DPL, respectively (the "Title Commitment") issued by a nationally recognized title company showing the status of the title of such property;

          (ii) A copy of all existing leases and management, maintenance, security and other contracts pertaining to such property ("Contracts"), which Contracts are listed on Schedule 1.4; and

         (iii) Recorded tract map and other data pertaining to such property which are in the possession of, or are available without cost to, MPS or, as applicable, DPL.

     Within 30 days of each party's receipt of the other party's Title
           Commitment, the receiving party will notify the delivering party in writing of any unacceptable exceptions in the Title Commitment so that the receiving party may attempt to secure the removal thereof. Failure to disapprove in writing any such exceptions within said 30 day period will be deemed approval thereof.

     Each party will use diligent efforts to remove within 60 days of disapproval any exceptions to title disapproved by the acquiring party. In the event that any such disapproved exceptions to title cannot be removed to the acquiring party's satisfaction within such 60 day period, the parties will negotiate a mutually acceptable remedy to compensate and protect the acquiring party from risks associated with such disapproved exception to title.

     MPS will accept by assignment the DPL Contract listed on Schedule 1.4.
           There are no Contracts associated with the MPS Property to be assigned to DPL.

     (d) Any other instruments and documents customary in the respective counties in Texas where the MPS Property and the DPL Property are located in order to effect the exchange.


                                 EXHIBIT 99.1

     (e) A certificate duly executed by each party certifying that the representations and warranties of such party as set forth under
           Section 1.6 are true and correct as of the Property Closing Date.

     (f) Satisfaction of the obligations with respect to environmental matters as set forth under Section 1.7.

1.5   POSSESSION, PRORATIONS AND CASUALTY.

     (a) Each party will be entitled to possession of the property to be acquired by such party under the terms of this Agreement upon the exchange of deeds under Section 1.4(a) above.

     (b) Real property taxes and assessments on each of the MPS Property and the DPL Property will be prorated as of the Property Closing Date. Said prorations to be based on a 30-day month and a 360-day year and the actual taxes for the most recent year available.

     (c) In the event of any casualty to the MPS Property or the DPL Property, the acquiring party will have the right to elect to have the selling party repair and restore the damage caused by such casualty or to accept such damaged property with any insurance proceeds collectable with respect to such casualty.

1.6   REPRESENTATIONS, WARRANTIES AND COVENANTS.

     (a) MPS, as the acquirer of the DPL Property, and DPL, as the acquirer of the MPS Property, hereby represent, warrant and covenant as follows:

           (i) Each party represents that there have been no representations or warranties by the other party other than those specified in this Agreement concerning the property being acquired by such party under this Agreement, that such party is not relying in acquiring such property on any oral or written statement made by the other party except as provided herein, and that such party will rely on its own independent inspections of such property. It is understood that the MPS Property and the DPL Property will be conveyed in an "as is" condition, and no warranties or representations have been or will be made by or on behalf of the conveying party concerning the property or title thereto other than as provided in Section 1.6(b) hereof.

          (ii) Each party is a corporation duly formed and existing under the laws of its state of incorporation. Each party has full legal right, power and authority to execute and fully perform its obligations under Article I of this Agreement, without the need for any further action.

     (b) MPS, as the conveyer of the MPS Property, and DPL, as the conveyer of the DPL Property, hereby represent, warrant and covenant as follows:

           (i) Each party is a corporation duly formed and existing under the laws of its state of incorporation. Each party has full legal right, power and authority to execute and fully perform its obligations under Article I of this Agreement, without the need for any further action.

          (ii) To the best of MPS's knowledge, with respect to the MPS Property, and of DPL's knowledge, with respect to the DPL Property, there is no pending or threatened condemnation of such property, or of any portion thereof.

         (iii) No claim, litigation, proceeding, or governmental investigation is pending or threatened against or relating to the property to be conveyed by such party under this Agreement, or affects such party's ability to fulfill all of its obligations under this Agreement. Each party is not aware of any basis for any such claim, litigation, other proceeding or governmental investigation.


                                 EXHIBIT 99.1

          (iv) Each party has neither received notice nor has actual knowledge that any government authority, or any employee or agent thereof, considers the property to be conveyed by such party under this Agreement, or the current operation, use or ownership of the same to violate any ordinances, laws, regulations or orders of any governmental entity or any agency, body or subdivision thereof, or that any investigation has been commenced, or is contemplated, regarding such possible violation.

           (v) No third party holds any option to purchase, right of first refusal or right to purchase the property to be conveyed by such party under this Agreement or any portion thereof. After the date of this Agreement, each party will not create any such liens, encumbrances, covenants, leases, licenses, occupancy agreements, options, rights or other exceptions to title to the property to be conveyed by such party under this Agreement without the acquiring party's prior written consent.

          (vi) Except for fixed assets specifically excluded on Schedule 1.1A (with respect to the MPS Property) and on Schedule 1.1B (with respect to the DPL Property), each such property is being conveyed with all fixed assets located at such property. As set forth under Section 1.1, each party will keep their own rolling stock and, as to be agreed upon by the parties, certain portable assets (such as furniture, computers, supplies, etc.) and will remove such items from their respective facilities on or before the Property Closing Date.

         (vii) Except as set forth on Schedule 1.4, there are no leases or management, maintenance, security or other agreements (whether oral or written) affecting the property to be conveyed by such party under this Agreement, and no person has any right of possession to such property or any part thereof.

        (viii) The Exchange will not violate any contract, agreement or instrument to which MPS (with respect to the MPS Property) or DPL (with respect to the DPL Property) is a party which affects such property or any part thereof.

1.7   ENVIRONMENTAL ASSESSMENTS.

     (a) As promptly as possible after the date of this Agreement, the parties will have a Phase 1 environmental site assessment conducted with respect to the MPS Property located at 6201 Southeast Loop #289, Lubbock, Texas, the MPS Property located at 624 27th Street, Lubbock, Texas and the DPL Property located at 3600 North Columbia Street, Plainview, Texas. If the results of such Phase 1 assessments require a Phase 2 environmental site assessment with respect to any of such properties in order to adequately assess potential environmental liabilities, a Phase 2 assessment will be conducted on any such properties.

     (b) The environmental site assessments will be conducted by an environmental firm selected by DPL. The costs of all assessments conducted under this Agreement will be shared 50/50 by DPL and MPS.

     (c) Based on the environmental assessments of the above-referenced DPL Property and MPS Property, each selling party prior to the Property Closing Date (and as a condition precedent to consummating the Exchange) will remedy any environmental contamination not acceptable to the acquiring party to the reasonable satisfaction of the acquiring party. The Property Closing Date may be extended to permit sufficient time to remedy any such environmental contamination. In the event that the cost of any such remediation is unacceptably high to the selling party, such remediation will not be required and such contaminated property will not be included in the Exchange. In such event, the parties will negotiate (as a condition precedent to consummating the Exchange) mutually acceptable compensation for the party who will not receive all of the property contemplated by this Agreement to be received by such party in the Exchange. Each conveying party will

                                 EXHIBIT 99.1
           indemnify and hold harmless the acquiring party from and against any and all liabilities, costs and expenses incurred by the acquiring party with respect to disposal of hazardous wastes on, or any violation prior to the Property Closing Date of environmental laws at, any property actually conveyed to the acquiring party as part of the Exchange. Each party may elect to have a third-party designee receive title and ownership of the property being acquired.

                                  ARTICLE II

             PURCHASE AND SALE OF DPL'S CORN AND SORGHUM BUSINESS

2.1   CONVEYANCE OF ASSETS.

     (a) Effective as of the date of this Agreement, DPL hereby conveys, assigns and transfers to MPS, and MPS hereby accepts such conveyance, assignment and transfer of all of DPL's right, title and interest in and to the following DPL assets related to DPL's corn and sorghum business:

           (i) All corn and sorghum foundation and parent seed germplasm (including, without limitation, all records and experimental seed stock related thereto); provided, however, that DPL will retain title to all existing corn and sorghum seed available for customer sales.

          (ii) Subject to obtaining any legally required consent of third parties to such written agreements, all written agreements (including, without limitation, any and all licenses to corn and sorghum parent lines and varieties licensed by DPL from third parties) associated with DPL's corn and sorghum business.

     (b) DPL represents and warrants that all written agreements associated with DPL's corn and sorghum business are set forth on Schedule 2.1 to this Agreement. Also, each agreement requiring such third-party consent is indicated on Schedule 2.1. Upon request by MPS, DPL will use diligent efforts to obtain as promptly as practical any and all third-party consents to assign to MPS the agreements set forth on
           Schedule 2.1, including, without limitation, the sorghum conditioning agreement with Asgrow, but specifically excluding the agreement relating to the supply and distribution of corn with Ciba Seeds. MPS will be solely responsible for conducting discussions with Ciba Seeds regarding any assignment and assumption of such agreement.

     (c) MPS hereby assumes all liabilities and responsibilities of DPL as of the date of this Agreement under all contracts and agreements assigned or sublicensed to MPS under this Section 2.1, which, in the case of agreements that require third-party consent, will be deemed assigned to and assumed by MPS upon receipt of such third-party consent. To the extent that any such agreements prohibit an assignment of such agreement, but permit the sublicense of rights thereunder by DPL, DPL hereby exclusively sublicenses to MPS all of DPL's right, title and interest under any such agreement. MPS agrees to continue to supply Ciba Seeds with sorghum seed as historically supplied by DPL and to enter into a supply agreement mutually acceptable to MPS and Ciba Seeds for such purpose.

     (d) Subject to obtaining the consent of Ciba-Geigy Corporation substantially in the form attached to this Agreement, DPL represents and warrants that (i) it has full power and authority to assign to MPS its ownership and irrevocable license to all sorghum germplasm owned or licensed by DPL without the need for any third party consent or approval; (ii) effective as of the date of this Agreement, all of DPL's right, title and interest in DPL's parent and foundation sorghum germplasm hereby is conveyed, assigned and transferred to MPS; and (iii) MPS has all the rights of DPL under DPL's sorghum germplasm license (as set forth in the excerpts to the Assets Purchase Agreement dated December 13, 1988 between DPL and Ciba Geigy attached as part of Schedule 2.1) subject only to the


                                 EXHIBIT 99.1
           limitations to such license as set forth under the license grant provisions of such license agreement. This representation and warranty will survive the consummation of the transactions contemplated by this Agreement.

2.2   SALE OF EXISTING DPL CORN AND SORGHUM INVENTORY.

     (a) DPL will retain title to all existing DPL corn and sorghum inventory until title is transferred to MPS in accordance with
           Section 2.2.(a)(iv) for sale to MPS customers. MPS and DPL hereby agree that DPL's existing corn and sorghum available seed (including fiscal 1995 production to come into inventory) will be marketed and sold during the 1995 through 1997 marketing years (through December
           1997) as follows:

           (i) DPL, in 1995, and MPS, in 1996 and 1997, will use diligent efforts to market and sell DPL available corn and sorghum seed on a FIFO basis to the extent commercial quality standards can be satisfied. Such quality standards are set forth on Schedule 2.2A by corn and sorghum hybrid. The quantity of corn and sorghum seed comprising DPL's available seed is set forth by hybrid, pedigree (to the extent DPL has pedigree information readily available) and, with respect to corn, by seed size on
                Schedule 2.2B.

          (ii) DPL will be responsible for marketing and selling the DPL available corn and sorghum seed for the benefit and account of MPS in 1995. DPL also will be responsible for shipments, invoicings and collections in 1995. With respect to all order entry, bagging and rebagging, shipments, invoicing and collections for 1995, DPL will send out all documentation to customers under its computer system and provide such information to MPS. Each invoice will indicate that the sale is made for the benefit of MPS. DPL will be responsible for cash collections with respect to 1995 sales. MPS will be responsible for bad debts with respect to 1995 sales consummated after the date of this Agreement; provided, however, that Mycogen will be able to offset the amount of such bad debts against any repurchase of Mycogen stock from DPL under Section 3.5.

         (iii) MPS will be responsible for marketing and selling the DPL available corn and sorghum seed in 1996 and 1997. MPS will also be responsible for order entry, bagging and rebagging, shipments, invoicing, and collections with respect to sales after 1995. In connection with marketing and selling DPL available corn seed, MPS will, in each of 1996 and 1997, sell (as a percentage of sales) a quantity of "small" or "undesirable" seed sizes of corn fitting the description of "small" or "undesirable" seed set forth on Schedule 2.2C equal to DPL's average annual quantity of small corn seed sizes sold by DPL (as a percentage of sales) over the last three years, which average annual quantity (as a percentage of sales) also is set forth on Schedule 2.2C. In each of 1996 and 1997, MPS will not sell any "small" or "undesirable" seed produced by MPS after the date of this Agreement until the annual average quantity (as a percentage of sales) of "small" or "undesirable" seed set forth on Schedule 2.2C has been sold in such year out of the DPL available seed. In the event that MPS fails to sell the annual average quantity of "small" or "undesirable" seed (as a percentage of sales) set forth on Schedule 2.2C in each of 1996 and 1997, MPS will purchase any shortfall (the difference between the quantity of "small" or "undesirable" seed actually sold, as a percentage of sales, and the annual average quantity, as a percentage of sales, set forth on Schedule 2.2C) out of DPL available seed on or before August 15 of each of 1996 and 1997.

          (iv) All sales of the DPL available corn and sorghum seed will be made for the account of MPS. Immediately prior to shipping seed to fill each customer order, the amount of seed required to fill such order automatically will be deemed to be assigned, conveyed and transferred to MPS at a transfer price equal to DPL's cost of such seed, less reserve for returns of 40% for sorghum and 35% for corn, for

                                 EXHIBIT 99.1
                delivery on behalf of MPS to such customer. MPS and DPL hereby agree that for all purposes under this Section 2.2, DPL's costs of its available corn and sorghum seed for 1995, 1996 and 1997 is set forth on Schedule 2.2D. Within five business days after each calendar quarter ending March and June of 1995, 1996 and 1997 and on August 15 of each of 1995, 1996 and 1997, MPS will pay DPL for all DPL available seed shipped to customers during such calendar quarter and during the period of July 1 to August 15 of each such year.

           (v) With respect to all sales of the DPL available corn and sorghum seed, DPL will receive (1) 85% of total gross margins on all sales in 1995, (2) 50% of total gross margins on all sales in 1996, and (3) 30% of total gross margins on all sales in 1997. MPS will retain the balance of such gross margins. The costs (calculated on a basis consistent with prior periods) and the projected domestic selling prices of DPL sorghum and corn seed are set forth on Schedule 2.2D. Gross margin will be calculated based on total sales less cost of goods sold (as set forth on Schedule 2.2D), third-party commissions, discounts and rebates actually allowed. Payment of gross margin to reflect the sharing arrangement described above, together with an adjusting payment to reflect any difference between actual returns and reserve for returns, will be made between DPL and MPS on August 15 of each of 1995, 1996 and 1997. All customer returns of seed from DPL's existing corn and sorghum inventory will be returned to, and owned entirely by, DPL.

          (vi) At the end of 1997, DPL will be responsible for the disposal of any remaining DPL available corn and sorghum seed not sold by MPS in accordance with this Section 2.2 as of December 31, 1997. DPL will not sell such remaining seed in the United States as planting seed. DPL will market and sell any such remaining seed in the international retail or wholesale market or as grain (and not as planting seed) in the U.S. wholesale market. On or before March 30, 1998, DPL will remove, at its cost, all remaining DPL available seed located in MPS warehouses as of the end of 1997.

         (vii)     DPL will continue, at DPL's cost, its Special DPL
                Salesman Incentive Program for current employee-salespersons for 1995 for sales of corn and sorghum. The cost of DPL's incentive program for 1995 will not be included in the calculation of gross margin in connection with the sharing of gross margins between DPL and MPS as set forth above.

        (viii) Any new production of corn and sorghum or new corn and sorghum hybrids (i.e., any sale of corn or sorghum other than out of DPL's existing inventory) will be owned and sold by MPS entirely for MPS's account. Sales by MPS of any new production of corn and sorghum will be made by hybrid on a FIFO basis consistent with Section 2.2(a)(i) so as to market and sell the DPL available seed (on a hybrid-by-hybrid basis) that satisfies the quality standards set forth on Schedule 2.2A prior to the sale of any newly produced seed.

          (ix) The DPL available corn and sorghum seed will be marketed and sold in DPL bags for the 1995 season. MPS will have the right, but not the obligation, to continue selling such inventory in DPL bags through 1997; provided, that if such inventory is sold in DPL bags after 1995, MPS hereby indemnifies and holds DPL harmless from and against any and all liabilities, costs and expenses related to any customer claims made against DPL with respect to such seed sold in DPL bags. In connection with MPS's right to sell DPL available corn and sorghum seed in 1996 and 1997 in DPL bags, DPL grants MPS a license, specifically limited to such sales, to use DPL's trademarks that are on DPL's sorghum and corn seed bags. DPL will have the right to inspect any DPL available seed bagged in DPL bags to insure that the seed in such bags satisfies the quality standards set forth on Schedule 2.2A and that the appearance of the filled bags are suitable for customer delivery and are not

                                 EXHIBIT 99.1
                tattered or torn. DPL reserves the right to revoke the rights granted to MPS under this Section 2.2(a)(ix) if seed sold in such bags does not satisfy the quality standards set forth on
                Schedule 2.2A or if filled bags for customer delivery are tattered and torn so as not to be suitable for delivery. Upon reasonable advance notice from MPS, DPL will supply MPS on a timely basis with DPL bags for the purpose of selling DPL's existing corn and sorghum inventory in accordance with this
                Section 2.2(a)(ix). MPS will purchase such bags at prices equal to DPL's cost to produce the bags.

           (x) MPS agrees that it will not market and sell the DPL available corn and sorghum seed at prices greater than DPL's suggested retail selling price by hybrid as set forth on
                Schedule 2.2D plus a year-to-year annual five percent increase thereon in each of 1996 and 1997.

     (b) DPL and MPS agree that casualty and risk of loss of the DPL available corn and sorghum seed (including any and all customer returns) will remain with DPL until such time as seed is shipped to customer or unless such casualty or loss is caused by the negligence of MPS.

2.3 DPL NON-COMPETE IN CORN AND SORGHUM UNTIL THE YEAR 2000. From the date of this Agreement until January 1, 2000, DPL will not engage in the development, marketing or sale of corn or sorghum hybrids in the regions of the United States where DPL currently markets and sells corn and sorghum; provided, however, that this Section 2.3 automatically will terminate earlier than January 1, 2000 in the event (and effective upon the occurrence) that prior to such time a seed company engaged in the business of producing and selling corn and sorghum acquires a majority of the outstanding shares of capital stock of DPL or substantially all of the assets of DPL.

                                  ARTICLE III

                       ISSUANCE OF MYCOGEN STOCK TO DPL

3.1 ISSUANCE OF MYCOGEN STOCK. On the date of this Agreement, Mycogen will issue 153,846 shares of Mycogen common stock as part of the consideration for the transactions under this Agreement.

3.2   REGISTRATION OF MYCOGEN SHARES. As promptly as practicable, and within
     30 days of the date of this Agreement, Mycogen will file a registration statement on Form S-3 with the Securities and Exchange Commission to permit DPL to sell the Mycogen shares delivered under this Agreement under such registration statement. Mycogen will maintain such registration statement in full force and effect until the earlier to occur of (i) the sales of all such shares by DPL (whether by repurchase of such shares by Mycogen under Section 3.5 below or otherwise) or (ii) three years after the date of this Agreement so as to enable DPL to sell the Mycogen shares in the public market from the date of this Agreement until three years after the date of this Agreement.

3.3 REGISTRATION EXPENSES. Mycogen will pay all out-of-pocket expenses related to the registration of the shares of Mycogen common stock delivered to DPL under this Agreement, including, without limitation, NASD registration and filing fees, all fees and expenses incurred in complying with securities or blue sky laws, all printing, messenger and delivery expenses, the fees and disbursements of counsel to Mycogen and of its independent public accountants, and all registration, filing and qualification fees of the Securities and Exchange Commission and state securities or blue sky commissions.

3.4 INDEMNIFICATION BY MYCOGEN. Mycogen will indemnify, to the fullest extent permitted by law, DPL and its officers, directors and employees and each person who controls DPL (within the


                                 EXHIBIT 99.1
     meaning of the Securities Act of 1933, as amended, or the Security Exchange Act of 1934, as amended) from and against any losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees) arising out of or based upon any untrue, or alleged untrue, statement of a material fact contained, or incorporated by reference, in the Form S-3 registration statement referred to above as originally filed and subsequently amended covering any sale or distribution by DPL of the shares of Mycogen common stock issued to DPL under this Agreement, or arising out of or based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by, or contained in, any information furnished in writing to Mycogen by DPL expressly for use in such registration statement.

3.5 MYCOGEN PURCHASE OPTION. DPL hereby grants to Mycogen an option exercisable at any time after January 1, 1996 and ending on December 31, 1997 to purchase from DPL 153,846 shares of Mycogen common stock for a cash payment of $1.35 million minus the amount, if any, of bad debts incurred by MPS from sales out of DPL inventory in 1995 pursuant to Section 2.2(a)(ii).

                                  ARTICLE IV

                                 MISCELLANEOUS

4.1 FORCE MAJEURE. "Force Majeure" will mean any event that is beyond the control of the parties, that is unforeseen, unavoidable or insurmountable, that arises after the execution of this Agreement and that prevents total or partial performance by one or more of the parties. Such events will include, without limitation, government regulations, war, strike, act of God, or other similar circumstances. If an event of Force Majeure occurs, a party's contractual obligations affected by such event will be suspended during the period of delay caused by the Force Majeure. A party claiming Force Majeure will promptly inform the other party in writing of the occurrence and the expected duration of such Force Majeure. The party claiming Force Majeure will use reasonable efforts to terminate the Force Majeure. In the event of Force Majeure, each party will remain obligated to perform all obligations that it is able to perform, the Force Majeure notwithstanding. The parties will immediately consult with each other in order to find an equitable solution and will use reasonable efforts to minimize the consequences of such Force Majeure, including amendments to this Agreement that are valid and legal and, to the maximum extent possible, carry out the original intent of the parties.

4.2 RESTRICTION ON ASSIGNMENT. Neither Mycogen, MPS nor DPL may assign its rights or obligations under this Agreement to any third party without the prior written consent of the other party; provided, however, that this restriction on assignment will not apply to an assignment to any entity that succeeds to the either party's position by merger, consolidation, or other corporate reorganization.

4.3 GOVERNING LAW; ENTIRE AGREEMENT. This Agreement will be governed by the laws of the State of Delaware, without the application of any choice of law statutes or regulations. This Agreement and the attached Schedules contain the entire agreement among the parties with respect to the purchase and sale of DPL's corn and sorghum business and the exchange of MPS and DPL facilities as contemplated hereunder, and supersedes all prior arrangements or understandings with respect thereto, whether written or oral. No modification or waiver of any provision of this Agreement will be effective unless made in writing and signed by all parties to this Agreement. The terms and conditions of this Agreement will inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

                                 EXHIBIT 99.1

4.4 ADDITIONAL DOCUMENTS. The parties hereby agree to execute and deliver any additional instruments or documents, in form and substance mutually acceptable to the parties, to effect or evidence the transactions contemplated by this Agreement.

4.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, which, taken together, will constitute one and the same instrument.

4.6 PUBLIC ANNOUNCEMENT. Except for documents that are required to be flied with a government agency under applicable laws and regulations, neither party will make any press release, public announcement or public confirmation concerning the terms of this Agreement without prior written approval of the other party; provided, however, that once public disclosure is made in accordance with this Section 4.6, each party can make subsequent public disclosures consistent with such prior public disclosure without obtaining the prior approval of the other party.

4.7 MYCOGEN GUARANTY. By executing and delivering this Agreement, Mycogen guarantees the performance by MPS of all of MPS's obligations to DPL under this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be effective as of the date first above written.

MYCOGEN CORPORATION                    DELTA AND PINE LAND COMPANY

By:         /s/ J.R. Glynn             By:     /s/  Murray Robinson
   --------------------------------       ----------------------------------

Title:  Executive Vice President       Title:        President
      -----------------------------          -------------------------------

AGRIGENETICS, INC. d/b/a
Mycogen Plant Sciences

By:         /s/ Carlton J. Eibl
   --------------------------------

Title:       Vice President
      -----------------------------


                                 EXHIBIT 99.1

                        SCHEDULES TO PURCHASE AGREEMENT

     Schedule 1.1A    MPS Excluded Fixed Assets
     Schedule 1.1B    DPL Excluded Fixed Assets
     Schedule 1.4     Leases, Property Maintenance, Management and Security
                         Contracts (if any)
     Schedule 2.1     DPL Agreements and Germplasm Licenses Related to Corn and
                         Sorghum Business
     Schedule 2.2A    Seed Quality Standards
     Schedule 2.2B    Quantity of DPL Inventory (Detailed)
     Schedule 2.2C    Definition and Annual Sales of Small or Undesirable Seed
                         Sizes
     Schedule 2.2D    Projected Selling Price and Cost of DPL Corn and Sorghum
                         Product Line


                                EXHIBIT 99.1

Purchase Agreement                                             Schedules
- --------------------------------------------------------------------------------


Schedule 1.1A

      MPS Excluded Fixed Assets and Rolling Stock - Attached

Schedule 1.1B

      DPL Excluded Fixed Assets and Rolling Stock - Still Pending

      Note: Both parties have verbally agreed that portable equipment, such as trucks, computers, etc., will remain with the current owners. Other fixed assets which will be exchanged as part of this agreement will be determined by Randy Dismuke of DPL and Larry Price of MPS after the transaction is announced.

                                 EXHIBIT 99.1

Purchase Agreement                                                 Schedules
- -----------------------------------------------------------------------------


Schedule 1.4

     MPS leases, Property Maintenance, Management and Security Contracts (if any):


          None

     DPL Leases, Property Maintenance, Management and Security Contracts (if any):

          National Guardian Alarm service agreement attached.

                               EXHIBIT 99.1

Purchase Agreement                                                   Schedules
- ------------------------------------------------------------------------------


                                 SCHEDULE 2.1
     DPL AGREEMENTS AND GERMPLASM LICENSES RELATED TO CORN AND SORGHUM BUSINESS

ITEM   DESCRIPTION                                EXPIRATION    ASSIGNABLE?
- --------------------------------------------------------------------------------
1.     Sorghum Purchase Agreement
       (Buyer: DPL; Seller: Ciba (Funk)

2.     Asgrow Conditioning Agreement              6/30/95        Silent

3.     Weaver Popcorn Storage Agreement           8/31/95      Yes; see p.
                                                                 4, #13

4.     Carter Processing Storage                  3/23/95
       Agreement

5.     Northrup King Storage Agreement            6/1/95         Silent

6.     D&PL General Distributor Policy                           Silent
       (list of distributors to be
       provided at closing)

7.     Ciba Corn Distributorship             1 Yr. Notice      Only with
       Agreement                             2 Yr. Sales      consent (p. 22)


                                 EXHIBIT 99.1

Purchase Agreement                                                     Schedules
- --------------------------------------------------------------------------------


Schedule 2.2A

     Seed Quality Standards

     Attached are MPS quality standards for corn and sorghum. These standards will apply to DPL FIFO inventory, except that acceptable warm and cold test standards for corn will be as follows:

          Warm Test:  92%
          Cold Test:  80%



                                 EXHIBIT 99.1

Purchase Agreement                                                Schedules
- --------------------------------------------------------------------------------

                                 SCHEDULE 2.2B
                              D&PL AVAILABLE SEED




                                 EXHIBIT 99.1

Purchase Agreement                                                     Schedules
- --------------------------------------------------------------------------------


Schedule 2.2C

     Definition and Annual Sales of Small or Undesirable Seed Sizes

     Definition of Undesirable Seed Sizes:

     Small Flat       F16 or Smaller
     Small Round      R25 or Smaller
     Large Flat       F12 or Larger
     Large Round      R22 or Larger
     Plateless        PP1 or PP2

     Summary showing inventory and 3-year average attached, with supporting detail.




                                 EXHIBIT 99.1

                                 SCHEDULE 2.2C
                          SMALL/UNDESIRABLE SEED SIZE
        The plate sizes below are defined as "small" or "undesirable".


                                                         THREE-YEAR AVERAGE
                                                             ANNUAL SALES
                                PLATE SIZE/1/             (as a percentage of
                                                         average total annual
                                                                sales)/2/
   ---------------------------------------------------------------------------
   Small Flat                   B9 or smaller
                                    B190
   -----------------------------------------------
   Small Round                       B3                    (see attached
                                     B30                     material)
                                     B25
   -----------------------------------------------
   Large Flat                   B5 or larger
                                     B8
   -----------------------------------------------
   Large Round                       B0
                                     B54

_____________________________
/1/   The stated plate standard or comparable standard of any other plate size manufacturer.
/2/   Based on average annual sales by DPL during 1992, 1993 and 1994 of corn seed by hybrid of the referenced small or undesirable size.



                                 EXHIBIT 99.1

Purchase Agreement                                                     Schedules
- --------------------------------------------------------------------------------


                                 SCHEDULE 2.2D
                       PROJECTED SELLING PRICE AND COST
                            OF DPL CORN AND SORGHUM
                                 PRODUCT LINE


                           PROJECTED NET                                       1995
                             DOMESTIC       1995 COST/1,3/    1996/1997      SUGGESTED
                           SELLING PRICE                      COST/2,3/    RETAIL PRICES

==========================================================================================
Corn                          $49.25          $39.94           $34.24         See the
- -------------------------------------------------------------------------
Grain Sorghum                  33.73           21.99            14.33         attached
- -------------------------------------------------------------------------
Sudan Sorghum                  10.40            7.54             7.10        1995 price
- -------------------------------------------------------------------------
Forage Sorghum                 27.11           21.96            21.79          list.
- -------------------------------------------------------------------------
Sweet G90Corn                  71.30           51.10            48.47

_____________________________
/1/   Includes budgeted inventory cost, reprocessing cost and certain write off cost. Only adjustments will include cost of current year conditioning and bagging. Actual cost will not vary by more than 5% from stated cost.
/2/   Includes inventory cost and will be adjusted only for the cost of additional seed added to inventory from 1995 seed production. No obsolete seed or other write off of inventory will impact this cost. Actual cost will not vary by more than 5% from stated cost.
/3/   Costs  exclude the cost of warehousing inventory.





                                 EXHIBIT 99.1